Exhibit 99.1

News Release

Allison Transmission Announces Third Quarter 2014 Results

•	Net Sales $553 million, Adjusted Net Income $138 million, Adjusted EBITDA $202 million, Adjusted Free Cash Flow $159 million or $0.88 per Diluted Share

INDIANAPOLIS, October 27, 2014 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions, today reported net sales for the quarter of $553 million, a 19 percent increase from the same period in 2013. Adjusted Net Income, a non-GAAP financial measure, for the quarter was $138 million, compared to Adjusted Net Income of $101 million for the same period in 2013, an increase of $37 million. Diluted earnings per share for the quarter were $0.38, a 58 percent increase from the same period in 2013.

The increase in net sales was principally driven by the continued recoveries in the North America On-Highway and Off-Highway end markets, and higher demand in the Service Parts, Support Equipment & Other end market partially offset by previously contemplated reductions in U.S. defense spending.

Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $202 million, or 36.5 percent of net sales, compared to $162 million, or 34.7 percent of net sales, for the same period in 2013. Adjusted Free Cash Flow, also a non-GAAP financial measure, for the quarter was $159 million, or $0.88 per diluted share, compared to $116 million for the same period in 2013.

Lawrence E. Dewey, Chairman, President and Chief Executive Officer of Allison Transmission commented, “Our third quarter 2014 results exceed the full year guidance ranges we affirmed on July 23. Net sales improved on a year-over-year basis for the fourth consecutive quarter led by the continued recoveries in the North America On-Highway and Off-Highway end markets, and higher demand in the Service Parts, Support Equipment & Other end market partially offset by previously contemplated reductions in U.S. defense spending. We are also pleased with the strong operating margins, level of Adjusted Free Cash Flow and net leverage reduction while Allison continued to invest in growth opportunities. During the quarter, we continued our prudent and well-defined approach to capital allocation by paying a quarterly dividend of $0.12 per share and repaying $80 million of debt. Allison is updating its full year net sales guidance to an increase in the range of 7.5 to 9 percent year-over-year, incorporating the robust third quarter results and anticipated improvements in fourth quarter demand conditions in the North America On-Highway and Off-Highway end markets partially offset by lower demand in the Outside North America On-Highway and North America Hybrid-Propulsion Systems for Transit Bus end markets.”

Third Quarter Net Sales by End Market

End Market	Q3 2014 Net Sales ($M)	Q3 2013 Net Sales ($M)	% Variance
North America On-Highway	256	212	21%
North America Hybrid-Propulsion Systems for Transit Bus	23	15	53%
North America Off-Highway	30	9	233%
Defense	35	52	(33%)
Outside North America On-Highway	73	70	4%
Outside North America Off-Highway	18	16	13%
Service Parts, Support Equipment & Other	118	92	28%
Total Net Sales	553	466	19%

Third Quarter Highlights

North America On-Highway end market net sales were up 21 percent from the same period in 2013 and up 5 percent on a sequential basis principally driven by higher demand for Rugged Duty Series models.

North America Hybrid-Propulsion Systems for Transit Bus end market net sales were up 53 percent from the same period in 2013 principally driven by intra-year movement in the timing of orders, and down 18 percent sequentially.

North America Off-Highway end market net sales were up 233 percent from the same period in 2013 and up 30 percent on a sequential basis principally driven by higher demand from hydraulic fracturing applications.

Defense end market net sales were down 33 percent from the same period in 2013 principally driven by previously considered reductions in U.S. defense spending to longer term averages experienced during periods without active conflicts, and down 29 percent sequentially principally driven by the recognition of previously deferred revenue commensurate with the shipment of certain tracked transmissions at the request of the U.S. government in the second quarter of 2014.

Outside North America On-Highway end market net sales were up 4 percent from the same period in 2013 reflecting improved demand in all regions other than Europe, and up 18 percent on a sequential basis reflecting improved demand in China and Japan.

Outside North America Off-Highway end market net sales were up 13 percent from the same period in 2013 principally driven by improved demand in the China energy sector, and down 25 percent sequentially principally driven by weak demand from the mining sector partially offset by improved demand in the China energy sector.

Service Parts, Support Equipment & Other end market net sales were up 28 percent from the same period in 2013 and up 10 percent on a sequential basis principally driven by higher demand for North America service parts, and global On-Highway support equipment commensurate with increased transmission unit volumes.

Gross profit for the quarter was $259 million, an increase of 26 percent from $206 million for the same period in 2013. Gross margin for the quarter was 46.9 percent, an increase of 270 basis points from a gross margin of 44.2 percent for the same period in 2013. The increase in gross profit from the same period in 2013 was principally driven by increased net sales and price increases on certain products partially offset by higher manufacturing expense commensurate with increased sales.

Selling, general and administrative expenses for the quarter were $88 million, an increase of 18 percent from $74 million for the same period in 2013, principally driven by favorable product warranty expense adjustments in 2013 and increased global commercial spending activities.

Engineering – research and development expenses for the quarter were $25 million, an increase of 17 percent from $21 million for the same period in 2013, principally driven by increased product initiatives spending.

Third Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $202 million, or 36.5 percent of net sales, compared to $162 million, or 34.7 percent of net sales, for the same period in 2013. The increase in Adjusted EBITDA from the same period in 2013 was principally driven by increased net sales and price increases on certain products partially offset by higher manufacturing expense, favorable product warranty expense adjustments in 2013, increased global commercial spending activities and increased product initiatives spending.

Adjusted Net Income for the quarter was $138 million compared to $101 million for the same period in 2013. The increase was principally driven by increased Adjusted EBITDA.

Adjusted Free Cash Flow for the quarter was $159 million compared to $116 million for the same period in 2013. The increase was principally driven by increased net cash provided by operating activities.

Full Year 2014 Guidance Update

Our updated full year 2014 guidance includes a year-over-year net sales increase in the range of 7.5 to 9 percent, an Adjusted EBITDA margin excluding technology-related license expenses in the range of 33.5 to 35 percent, an Adjusted Free Cash Flow in the range of $445 to $470 million, capital expenditures in the range of $60 to $70 million and cash income taxes in the range of $10 to $15 million.

In the fourth quarter of 2014, Allison expects net sales to be higher than the same period in 2013. The anticipated year-over-year increase in fourth quarter net sales is expected to be principally driven by higher demand in the North America On-Highway and Off-Highway end markets partially offset by lower demand in the Outside North America On-Highway and North America Hybrid-Propulsion Systems for Transit Bus end markets.

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Tuesday October 28 to discuss its third quarter 2014 results. Dial-in number is 1-201-689-8470 and the U.S. toll-free dial-in number is 1-877-407-9039. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 11:00 a.m. ET on October 28 until 11:59 p.m. ET on November 4. The replay dial-in number is 1-858-384-5517 and the U.S. toll-free replay dial-in number is 1-877-870-5176. The replay passcode is 13592697.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the concentration of our net sales in our top five customers and the loss of any one of these; future reductions or changes in government subsidies for hybrid vehicles, U.S. defense spending; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments and changing customer needs; risks associated with our international operations; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

Contacts

Investor Relations

(317) 242-3078

ir@allisontransmission.com

Media Relations

(317) 242-5000

media@allisontransmission.com

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net sales	$553.3	$466.3	$1,583.0	$1,435.8
Cost of sales	294.0	260.2	862.7	805.3

Gross profit	259.3	206.1	720.3	630.5
Selling, general and administrative expenses	87.5	74.0	255.8	247.5
Engineering—research and development	24.5	20.9	70.2	72.7

Operating income	147.3	111.2	394.3	310.3
Interest expense, net	(29.3)	(37.3)	(101.0)	(104.5)
Other expense, net	(1.7)	(1.5)	(3.0)	(7.2)

Income before income taxes	116.3	72.4	290.3	198.6
Income tax expense	(47.5)	(27.9)	(112.2)	(76.1)

Net income	$68.8	$44.5	$178.1	$122.5

Basic earnings per share attributable to common stockholders	$0.38	$0.24	$0.99	$0.66
Diluted earnings per share attributable to common stockholders	$0.38	$0.24	$0.97	$0.65

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	September 30,	December 31,
	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$208.1	$184.7
Accounts receivables—net of allowance for doubtful accounts of $0.4 and $0.4, respectively	240.0	175.1
Inventories	161.5	160.4
Deferred income taxes, net	103.8	58.1
Other current assets	29.5	28.6

Total Current Assets	742.9	606.9
Property, plant and equipment, net	526.7	563.4
Intangible assets, net	3,477.7	3,551.8
Deferred income taxes, net	1.0	1.1
Other non-current assets	75.9	89.4

TOTAL ASSETS	$4,824.2	$4,812.6

LIABILITIES
Current Liabilities
Accounts payable	$182.9	$150.4
Current portion of long term debt	17.9	17.9
Other current liabilities	186.0	218.9

Total Current Liabilities	386.8	387.2
Long term debt	2,572.0	2,660.4
Other non-current liabilities	511.9	326.2

TOTAL LIABILITIES	3,470.7	3,373.8
TOTAL STOCKHOLDERS’ EQUITY	1,353.5	1,438.8

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,824.2	$4,812.6

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net cash provided by operating activities	$174.0	$131.0	$416.0	$315.4
Net cash used for investing activities (a)	(16.7)	(15.2)	(41.4)	(45.8)
Net cash used for financing activities	(84.5)	(190.0)	(357.6)	(207.7)
Effect of exchange rate changes in cash	8.6	(0.9)	6.4	10.2

Net increase (decrease) in cash and cash equivalents	81.4	(75.1)	23.4	72.1
Cash and cash equivalents at beginning of period	126.7	227.4	184.7	80.2

Cash and cash equivalents at end of period	$208.1	$152.3	$208.1	$152.3

Supplemental disclosures:
Interest paid	$34.7	$33.3	$103.3	$112.9
Income taxes paid	$0.4	$0.5	$3.5	$3.5
(a) Additions of long-lived assets	$(14.9)	$(15.4)	$(37.6)	$(41.2)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net income	$68.8	$44.5	$178.1	$122.5
plus:
Interest expense, net	29.3	37.3	101.0	104.5
Cash interest expense	(34.7)	(33.3)	(103.3)	(112.9)
Income tax expense	47.5	27.9	112.2	76.1
Cash income taxes	(0.4)	(0.5)	(3.5)	(3.5)
Amortization of intangible assets	24.7	25.1	74.1	80.1
Impairment loss on technology-related investments (a)	2.0	—	2.0	2.5
Public offering expenses (b)	0.3	0.3	1.4	0.9

Adjusted net income	$137.5	$101.3	$362.0	$270.2
Cash interest expense	34.7	33.3	103.3	112.9
Cash income taxes	0.4	0.5	3.5	3.5
Depreciation of property, plant and equipment	23.6	24.4	71.0	74.1
Unrealized loss on foreign exchange (c)	2.0	1.8	3.4	2.3
Unrealized (gain) loss on commodity hedge contracts (d)	(0.6)	(0.8)	(1.7)	1.1
Restructuring charge (e)	—	—	0.7	1.0
Loss on redemptions and repayments of long-term debt (f)	0.3	0.5	0.3	0.5
Dual power inverter module extended coverage (g)	—	(2.4)	—	(2.4)
Other (h)	3.9	3.0	11.2	10.7

Adjusted EBITDA	$201.8	$161.6	$553.7	$473.9
Adjusted EBITDA excluding technology-related license expenses (i)	$201.8	$161.6	$557.0	$479.9

Net sales	$553.3	$466.3	$1,583.0	$1,435.8
Adjusted EBITDA margin	36.5%	34.7%	35.0%	33.0%
Adjusted EBITDA margin excluding technology-related license expenses (i)	36.5%	34.7%	35.2%	33.4%
Net Cash Provided by Operating Activities	$174.0	$131.0	$416.0	$315.4
(Deductions) or Additions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(14.9)	(15.4)	(37.6)	(41.2)
Technology-related license expenses (i)	—	—	3.3	6.0

Adjusted Free Cash Flow	$159.1	$115.6	$381.7	$280.2

(a)	Represents a charge (recorded in Other expense, net) for investments in co-development agreements to expand our position in transmission technologies.
(b)	Represents fees and expenses (recorded in Other expense, net) related to our secondary offerings in September 2014, June 2014, April 2014, February 2014 and August 2013, and proposed secondary offering in April 2013.
(c)	Represents losses (recorded in Other expense, net) on the mark-to-market of our foreign currency hedge contracts and on intercompany financing transactions related to investments in plant assets for our India facility.
(d)	Represents unrealized (gains) losses (recorded in Other expense, net) on the mark-to-market of our commodity hedge contracts.
(e)	Represents a charge (recorded in Selling, general and administrative, and Engineering—research and development) related to employee headcount reductions in the second quarter of 2014 and second quarter of 2013.
(f)	Represents losses (recorded in Other expense, net) realized on the repayments of Allison Transmission, Inc.’s, our wholly owned subsidiary, long-term debt.
(g)	During the third quarter of 2013, we conducted a review of the Dual Power Inverter Module (“DPIM”) extended coverage program resulting in a reduction of the DPIM liability, partially offset by a reduction of the associated General Motors (“GM”) receivable totaling a net credit (recorded in Selling, general and administrative expenses). The total liability and GM receivable will continue to be reviewed for any changes in estimate as additional claims data and field information become available.
(h)	Represents employee stock compensation expense (recorded in Cost of sales, Selling, general and administrative expenses, and Engineering – research and development).
(i)	Represents payments (recorded in Engineering – research and development) for licenses to expand our position in transmission technologies.